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                                                                    Exhibit 10 H

                                  DELUXE CORPORATION

                       DESCRIPTION OF SUPPLEMENTAL PENSION PLAN


[To:  JOHN A. "GUS" BLANCHARD III]

The May 1, 1995 memorandum concerning your compensation by the Company ("Compensation Memorandum"), provided that you would receive "credit [for] fifteen years of additional service for purpose of computing benefits under the Company's two defined contribution plans." At its October 11, 1995 meeting, the Compensation Committee of the Board of Directors, having considered the Compensation Memorandum and management's recommendations, with your consent, adopted the approach set out below to measure and define the additional retirement benefits associated with such additional fifteen years of service.

Your total annual retirement benefits, referred to as "Target Annual Retirement Benefits," will consist of two parts. The first part will be comprised of benefits under all Deluxe-paid retirement plans (including, without limitation, the Company's profit sharing, pension and supplemental (ERISA excess) plans) and any Company-paid portion of contributory retirement plans. Your participation in and the benefits you receive under those plans will be governed by the terms of those plans as the same may be amended from time to time. For the purposes of this letter, those plans are referred to together as the "Base Plans" and the estimated annual benefits to be paid out under those plans (as further explained below) will be referred to as the "Estimated Annual Base Plan Benefits."

The second part of your retirement benefits will consist of the supplemental retirement benefits necessary to achieve your Target Annual Retirement Benefits. Such supplemental retirement benefits are intended to provide you with incremental retirement benefits (the annual amount of such incremental benefits being referred to as the "Incremental Annual Retirement Benefits") so that your total benefits would be the amount you would have received had you worked for the Company for an additional fifteen years as contemplated by the Compensation Memorandum.

The sum of Estimated Annual Base Plan Benefits and Incremental Annual Retirement Benefits will equal Target Annual Retirement Benefits.

APPROACH:

The steps in calculating Incremental Annual Retirement Benefits are as follows:


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Page 2

       1. To calculate Target Annual Retirement Benefits, you will be credited with fifteen (15) years of service which will be added to your actual years of service at retirement. Target Annual Retirement Benefits equals the product of
(a) one and one-half percent (1.5%) (b) your actual number of years of service at retirement (or at the time your employment by the Company is terminated due to death or disability) plus fifteen (15) and, (c) the average of your highest five years cash compensation with the Company (base plus annual cash incentive). If you are employed less than five years by the Company, your average compensation will be computed on the basis of your fully completed years of employment by the Company.

       EXAMPLE: ASSUMING RETIREMENT WITH 12 YEARS OF SERVICE: 1.5% X 27 YOS (15+12) = 40.5% X HI-5 AVERAGE CASH COMPENSATION.

       2. Estimated Annual Base Plan Benefits equals the annual amount of a fifteen (15) year level payment option (i.e. annuity) with respect to the principal accumulated for you in the Base Plans at the time of your retirement assuming an annual rate of interest of eight percent (8%) rate during the fifteen (15) year distribution period.

       3. Incremental Annual Retirement Benefits equals the amount computed by subtracting the amount determined under paragraph 2 from the amount determined under paragraph 1. The amount of the Incremental Annual Retirement Benefits will be paid to you annually for fifteen (15) years following your retirement, subject to the limitations set out below.

Incremental Annual Retirement Benefits will not be paid unless you have completed five years of continuous service with the Company, except that:

       - If your employment with the Company is terminated due to your disability, Incremental Annual Retirement Benefits will be paid to you without regard to the five year minimum service requirement. For the purposes hereof, disability will mean any accident or illness that prevents you from performing the duties of your position as the Company's Chief Executive Officer for three months in any six month period.

       - If your employment by the Company is terminated due to death, Incremental Annual Retirement Benefits will be paid to your named beneficiaries, if any, or to your estate, personal representatives or heirs, as appropriate, without regard to the five year minimum service requirement.

       -  If you die after you become eligible to receive Incremental
Retirement Benefits but before you have been paid the full fifteen (15) years of such benefits, the balance remaining at the time of your death will be paid to your named beneficiaries, if any, or to your estate, personal representatives or heirs, as appropriate for the balance of such fifteen (15) year period at the time such benefits would have been paid had you lived for the full fifteen (15) year period.


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Page 3

The schedule below illustrates how the 15 years of credited service will be combined with actual service in step #1 above. The numbers shown will be adjusted for a portion of actual service.


              YEARS       YEARS        BENEFITS AS A % OF
             WORKED      CREDITED      HI-5 AVG. COMP. (1)
           ----------  ------------  -----------------------
                1           16                  24%
                2           17                25.5%             Death
                3           18                  27%               &
                4           19                28.5%           Disability
                5           20                  30%            Benefits

                6           21                31.5%
                7           22                  33%             Death,
                8           23                34.5%           Disability
                9           24                  36%               &
               10           25                37.5%           Retirement
               11           26                  39%            Benefits
               12           27                40.5%


(1) If the employment period is less than five years (due to death or disability), average compensation will equal the average of compensation during the fully completed years of employment with the Company.


October 11, 1995